As filed with the U.S. Securities and Exchange Commission on July 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASTROTECH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3826	91-1273737
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 West 5th Street, Suite 1275

Austin, Texas 78701

(512) 485-9530
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas B. Pickens, III

Chief Executive Officer

201 West 5th Street, Suite 1275

Austin, Texas 78701

(512) 485-9530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Hempill, Esq. Stephen Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700	[UNDERWRITER COUNSEL]

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	$20,000,000	$2,596

1.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

2.	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2020

PRELIMINARY PROSPECTUS

ASTROTECH CORPORATION

[   ] Shares of Common Stock

We are offering shares of our common stock, par value $0.001 per share.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ASTC”. On [   ],2020, the closing price as reported on the NASDAQ Capital Market was $[ ] per share. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the actual offering price.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price
Underwriting discount (1)
Proceeds to us, before expenses (2)

1.	See "Underwriting" beginning on page 33 of this prospectus for a description of compensation payable to the underwriter.
2.	We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $[ ].

We have granted a 45-day option to the representative of the underwriters to purchase up to [  ] additional shares of common stock solely to cover over-allotments, if any.

We anticipate that delivery of the shares against payment will be made on or about [   ], 2020.

Sole Book-Running Manager

[UNDERWRITER]

Prospectus dated [  ], 2020

We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 10 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Astrotech Corporation, a Delaware corporation, and its consolidated subsidiaries unless the context requires otherwise.

Company Overview

Astrotech Corporation, organized in 1984 as a Washington corporation, is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. In 2017, the Company reincorporated as a Delaware corporation.

Our Business Units

Astrotech Technology, Inc.

Astrotech Technology, Inc. (“ATI”) owns and licenses the Astrotech Mass Spectrometer Technology™ (the “AMS Technology™”), the platform mass spectrometry technology originally developed by 1st Detect Corporation (“1st Detect”).  The intellectual property includes 37 granted patents and five additional patents in process.  With a number of diverse market opportunities for the core technology, ATI licenses the intellectual property for different fields of use. ATI currently licenses the intellectual property to 1st Detect for use in the security and detection market, to AgLAB Inc. (“AgLAB”) for use in the agriculture market, and to BreathTech Corporation (“BreathTech”) for use in the healthcare industry.

1st Detect Corporation

1st Detect, a licensee of ATI, has developed the TRACER 1000™, the world’s first mass spectrometer (“MS”) based explosives trace detector (“ETD”) certified by the European Civil Aviation Conference (“ECAC”), designed to replace the explosives trace detectors used at airports, secured facilities, and borders worldwide.

AgLAB Inc.

AgLAB, a licensee of ATI, is developing the AgLAB-1000™ series of mass spectrometers for use in the agriculture market. These systems are being designed for applications in the hemp and cannabis markets to maximize processing efficiencies and to detect pesticides.

BreathTech Corporation

BreathTech, a licensee of ATI, is developing the BreathTest-1000™, a breath analysis tool to screen for volatile organic compound (“VOC”) metabolites found in a person’s breath that could indicate they may have an infection, including Coronavirus Lung Disease 2019 (“COVID-19”) or pneumonia.

Our principal executive offices are located at 201 W. 5th St. Suite 1275, Austin, TX 78701, and our telephone number is 512-485-9530.

Our common stock trades on the NASDAQ Capital Market under the symbol “ASTC”.

Available Information

Our principal Internet address is www.astrotechcorp.com.  We make available free of charge on www.astrotechcorp.com our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

THE OFFERING

Common stock outstanding prior to this offering	7,850,362 shares.

Common stock offered	[___] shares.

Option to purchase additional shares	The underwriter has a 45-day option to purchase up to an additional [___] shares of our common stock at the public offering price, less underwriting discounts and commissions.

Common stock to be outstanding after this offering	[___] shares (or [___] shares of common stock if the underwriters exercise their over-allotment option in full)

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $[___] million, or approximately $[___] million if the underwriters exercise their over-allotment option in full. This is based on an assumed public offering price of $[___] per share, which is the last reported trading price of our common stock on the Nasdaq Capital Market on [ ], 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for continuing operating expenses and working capital.

Risk factors

See “Risk Factors” beginning on page 10 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

NASDAQ Capital Markets symbol	Our common stock is listed on the NASDAQ Capital Markets under the symbol “ASTC”.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 7,850,362 shares outstanding as of June 30, 2020 and excludes as of that date:

•	265,035 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.31 per share;
•	85,913 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.14 per share;
•	280,898 shares of common stock issuable upon the conversion of our Series D Preferred Stock; and
•	2,122,523 shares of our common stock to be reserved for potential future issuance pursuant to the Astrotech Corporation 2011 Stock Incentive Plan (the “Plan”).

Except as otherwise indicated herein, all information in this prospectus assumes (i) no exercise of the underwriters’ option to purchase up to an additional [___] shares of common stock and (ii) no exercise of options issued under our Plan or of warrants described above.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of March 31, 2020, we had an accumulated deficit of approximately $197.7 million. We are unable to predict the extent of any future losses or when we will become profitable, if at all. If we are unable to achieve and then maintain profitability, the market value of our common stock will likely experience significant decline.

Our business units are in development stage. They have earned limited revenues and it is uncertain whether they will earn any revenues in the future or whether any of them will ultimately be profitable.

Our business units are in an early development stage and have a limited operating history. Their future operations are subject to all of the risks inherent in the establishment of a new business including, but not limited to, risks related to product development, capital requirements, failure to establish business relationships, and competitive disadvantages against larger and more established companies. These business units will require substantial amounts of funding to continue to develop and commercialize their products. If such funding comes in the form of equity financing, such equity financing may involve substantial dilution to existing shareholders. Even with funding, there can be no assurance that the development of our potential products will be successfully completed. In addition, our products may fail to be effective or attractive to the market or lack the necessary financial or other resources or relationships to be successful.

These business units can be expected to experience continued operating losses until they can generate sufficient revenues to cover their operating costs. Furthermore, there can be no assurance that the business units will be able to develop, manufacture, or market additional products in the future, that future revenues will be significant, that any sales will be profitable, or that the business units will have sufficient funds available to complete their commercialization efforts.

Any products and technologies developed and manufactured by our business units may require regulatory approvals prior to being made, marketed, sold, and used. There can be no assurance that regulatory approval of any products will be obtained. In particular, FDA approval will be required to market the BreathTest-1000 in the United States. Obtaining FDA approval is a complex and lengthy process, and there can be no assurance that FDA approval for the BreathTest-1000 will be granted on a timely basis or at all.

The commercial success of any of our business units will depend, in part, on obtaining patent and other intellectual property protection for the technologies contained in any products it developed. In addition, our business units may need to license intellectual property to commercialize future products or avoid infringement of the intellectual property rights of others. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all. Our business units may suffer if any licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid, or if our respective business unit is unable to enter into necessary licenses on acceptable terms. If such business unit, or any third-party, from whom it licenses intellectual property, fails to obtain adequate patent or other intellectual property protection for intellectual property covering its products, or if any protection is reduced or eliminated, others could use the intellectual property covering the products, resulting in harm to the competitive business position of this business unit. In addition, patent and other intellectual property protection may not provide our business units with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that this business unit owns or has rights to. Such competition could adversely affect the prices for any products or the market share of any of our business units and could have a material adverse effect on its results of operations and financial condition.

Our cash and cash equivalents may not be sufficient to fund our operating expenses, capital equipment requirements, and other expected liquidity requirements.

Our future capital requirements will depend on a number of factors, including our success in developing and expanding markets for our products, payments under possible future strategic arrangements, continued progress of our research and development of potential products, the need to acquire licenses to new technology, costs associated with increasing our manufacturing and development facilities, costs associated with strategic acquisitions including integration costs and assumed liabilities, litigation expense, the status of competitive products, and potential cost associated with both protecting and defending our intellectual property. Additionally, actions taken as a result of the ongoing internal evaluation of our business could result in expenditures that are not currently contemplated. Factors that could affect our capital requirements, in addition to those listed above include continued collections of accounts receivable consistent with our historical experience and our ability to manage product development efforts.

No assurances can be given that we will be able to successfully develop the BreathTest-1000™ or any other new products or services.

Our business strategy outlines the use of the decades of experience we have accumulated to expand the services and products we offer to both U.S. government agencies and commercial industries. These services and products are in the development stage and involve new and untested technologies and business models. These technologies and business models may not be successful, which could result in the loss of any investment we make in developing them, including the development of the BreathTest-1000™.

Furthermore, we are subject to risks including, but not limited to, the following with respect to the development of the BreathTest-1000™:

•

the governmental approval process could be lengthy, time consuming and is inherently unpredictable, and we cannot guarantee that the required approvals for our products, including FDA approvals, will be granted on a timely basis or at all or that we will ever have a marketable product;

•	customers must be persuaded that using our products are effective alternatives to other existing detection methods available for COVID-19 in order for our products to be commercially successful;
•

if we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected.

Product development involves a high degree of risk and uncertainty, and there can be no assurance that our potential products will be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful. Moreover, as the COVID-19 pandemic persists and further information continues to develop, we are learning of increased risks and uncertainties in developing and commercializing new products and services in these unprecedented and evolving circumstances.

We face various risks related to health epidemics, pandemics and similar outbreaks, which may have material adverse effects on our business, financial position, results of operations, and/or cash flows.

We face various risks related to health epidemics, pandemics and similar outbreaks, including the global outbreak of COVID-19. In recent weeks, the continued spread of COVID-19 has led to disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital. If significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures or other restrictions in connection with the COVID-19 pandemic, our operations will likely be impacted. We may be unable to perform fully on our contracts and our costs may increase as a result of the COVID-19 outbreak. These cost increases may not be fully recoverable or adequately covered by insurance.

It is possible that the continued spread of COVID-19 could also further cause disruption in our supply chain; cause delay, or limit the ability of customers to perform, including in making timely payments to us; cause delay in regulatory certification testing of our instruments; and cause other unpredictable events.

We continue to work with our stakeholders (including customers, employees, suppliers, and local communities) to responsibly address this global pandemic. We continue to monitor the situation, to assess further possible implications to our business, supply chain and customers, and to take actions in an effort to mitigate adverse consequences.

We cannot at this time predict the impact of the COVID-19 pandemic, but it could have a material adverse effect on our business, financial position, results of operations and/or cash flows.

If we fail to comply with the continued listing requirements of The Nasdaq Capital Market LLC, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

On February 18, 2020, the Company received a notice (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Rule”) as the Company’s stockholder’s equity did not meet the required minimum of $2.5 million for the quarter ended December 31, 2019.

The Notice had no immediate effect on the Company’s listing on the Nasdaq Capital Market. On April 14, 2020, we submitted a plan to remain in compliance with the Rule to Nasdaq. On May 21, 2020, the Company received written notice from the Listing Qualifications Staff of Nasdaq indicating that the Company has regained compliance with the Rule as of March 31, 2020, as the Company’s 10-Q for the fiscal quarter ending on that date reported a stockholders’ equity of $2.7 million.

There can be no assurance that we will be able to continue to comply with the Rule. However, in the event that this offering is successful and we are able to raise all of the proceeds associated with this offering, we expect that it will help enable us to remain in compliance with the Rule. There can be no assurance that this offering will be successful and that we will be able to raise adequate proceeds to enable it to remain in compliance with Nasdaq’s continued listing standards.

We cannot be certain that additional financing will be available on reasonable terms when needed, or at all, which could seriously harm our business.

We have incurred net losses and negative cash flow from operations in recent prior periods, and we may not achieve or maintain profitability in the future. As a result, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. Therefore, we may need to raise additional funds and we cannot assure investors that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common stock, and our existing stockholders may experience dilution.

There is substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future. The report of our independent registered public accounting firm also includes an explanatory paragraph about our ability to continue as a going concern.

As of March 31, 2020, the Company had cash and cash equivalents of $4.7 million and restricted cash of $0.1 million, and working capital was approximately $2.0 million. Restricted cash consists of two letters of credit relating to purchase orders for the TRACER 1000 product. The Company reported a net loss of $7.5 million for the fiscal year 2019 and a net loss of $6.2 million for the nine months ended March 31, 2020, along with net cash used in operating activities of $8.5 million for the fiscal year 2019 and net cash used in operating activities of $5.0 million for the nine months ended March 31, 2020. This raises substantial doubt about the Company’s ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock or obtaining alternate financing.

On April 14, 2020, the Company received the proceeds from a loan in the amount of $541,500 (the “PPP Loan”) from Pioneer Bank SSB (the “Lender”) pursuant to the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security Act administered by the U.S. Small Business Administration. The PPP Loan matures on April 1, 2022 and bears interest at a rate of 1.0% per annum. Commencing November 10, 2020, the Company is required to pay the Lender equal monthly payments of principal and interest as necessary to fully amortize by April 1, 2022 the principal amount outstanding on the PPP Loan as of October 14, 2020. The PPP Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The PPP Loan is evidenced by a promissory note dated April 14, 2020, which contains various certifications and agreements related to the PPP, as well customary default and other provisions.

The Company remains resolute in identifying the optimal solution to its liquidity issue. The Company is currently evaluating several potential sources of additional liquidity. These include, but are not limited to, selling the Company or a portion thereof, debt financing, equity financing, merging, or engaging in a strategic partnership. The Company is currently evaluating potential offerings of any combination of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. However, additional funding may not be available when needed or on terms acceptable to us.  If we are unable to generate funding within a reasonable timeframe, we may have to delay, reduce or terminate our research and development programs, limit strategic opportunities, or curtail our business activities. Astrotech’s consolidated financial statements as of June 30, 2019 do not include any adjustments that might result from the outcome of this uncertainty.

Our success depends significantly on the establishment and maintenance of successful relationships with our customers.

We cannot make any assurances that any customers will require our services in the future. Therefore, we continue to work on diversifying our customer base, while going to great lengths to satisfy the needs of our current customer base.

Third parties may claim we are infringing their intellectual property rights, and we could suffer significant litigation or licensing expenses or be prevented from selling products.

As we introduce any new and potentially promising product or service, or improve existing products or services with new features or components, companies possessing competing technologies, or other companies owning patents or other intellectual property rights, may be motivated to assert infringement claims in order to generate royalty revenues, delay or diminish potential sales, and challenge our right to market such products or services. Even if successful in defending against such claims, patent and other intellectual property related litigation is costly and time consuming. In addition, we may find it necessary to initiate litigation in order to protect our patent or other intellectual property rights, and even if the claims are well-founded and ultimately successful, such litigation is typically costly and time-consuming and may expose us to counterclaims, including claims for intellectual property infringement, antitrust, or other such claims. Third parties could also obtain patents or other intellectual property rights that may require us to either redesign products or, if possible, negotiate licenses from such third parties. Adverse determinations in any such litigation could result in significant liabilities to third parties or injunctions, or could require us to seek licenses from third parties, and if such licenses are not available on commercially reasonable terms, prevent us from manufacturing, importing, distributing, selling, or using certain products, any one of which could have a material adverse effect on us. In addition, some licenses may be non-exclusive, which could provide our competitors access to the same technologies. Under any of these circumstances, we may incur significant expenses.

Our ongoing success is dependent upon the continued availability of certain key employees.

We are dependent in our operations on the continued availability of the services of our employees, many of whom are individually key to our current and future success, and the availability of new employees to implement our growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, ultimately, we may not be able to retain the services of all of our key employees or a sufficient number to execute on our plans. In addition, we may not be able to continue to attract new employees as required.

Our operating results may be adversely affected by increased competition.

We generally sell our products in industries that have increased competition through frequent new product and service introductions, rapid technological changes, and changing industry standards. Without the timely introduction of new products, services, and enhancements, our products and services will become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new products and services will depend on several factors, including our ability to:

•	properly identify customer needs and predict future needs;
•	innovate and develop new technologies, services, and applications;
•	successfully commercialize new technologies in a timely manner;
•	manufacture and deliver our products in sufficient volumes and on time;
•	differentiate our offering from our competitors’ offerings;
•	price our products competitively;
•	anticipate our competitors’ development of new products, services, or technological innovations; and
•	control product quantity in our manufacturing process.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We are exposed to liabilities that are unique to the products and services we provide. We maintain insurance for certain risks, and we believe our insurance coverage is consistent with general practices within our industry. However, the amount of our insurance coverage may not cover all claims or liabilities and we may be forced to bear substantial costs.

Increased cybersecurity requirements, vulnerabilities, threats, and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, services, and data.

Increased global cybersecurity vulnerabilities, threats, and more sophisticated and targeted cyber-related attacks pose a risk to the security of our and our customers’, suppliers’, and third-party service providers’ products, systems, and networks and the confidentiality, availability, and integrity of our and our customers’ data. Although we have implemented policies, procedures, and controls to protect against, detect, and mitigate these threats, we remain potentially vulnerable to additional known or unknown threats. We also have access to sensitive, confidential, or personal data or information that is subject to privacy and security laws, regulations, and customer-imposed controls. Despite our efforts to protect sensitive, confidential, or personal data or information, we may be vulnerable to material security breaches, theft, misplaced or lost data, programming errors, employee errors, and/or malfeasance that could potentially lead to the compromising of sensitive, confidential, or personal data or information, improper use of our systems or networks, unauthorized access, use, disclosure, modification, or destruction of information, defective products, production downtimes, and operational disruptions. In addition, a cyber-related attack could result in other negative consequences, including damage to our reputation or competitiveness and remediation or increased protection costs, and could subject us to fines, damages, litigation, and enforcement actions.

Our facilities located in Houston are susceptible to damage caused by hurricanes or other natural disasters.

Our 1st Detect facilities in Houston are susceptible to damage caused by hurricanes or other natural disasters. Although we insure our properties and maintain business interruption insurance, there can be no guarantee that the coverage would be sufficient or a claim will be fulfilled. A natural disaster could result in a temporary or permanent closure of our business operations, thus impacting our future financial performance.

If we are unable to anticipate technological advances and customer requirements in the commercial and governmental markets, our business and financial condition may be adversely affected.

Our business strategy employs our personnel’s decades of experience to expand the services and products we offer to our customers. We believe that our growth and future financial performance depend upon our ability to anticipate technological advances and customer requirements. There can be no assurance that we will be able to achieve the necessary technological advances for us to remain competitive. Our failure to anticipate or respond adequately to changes in technological and market requirements, or delays in additional product development or introduction, could have a material adverse effect on our business and financial performance. Additionally, the cost of capital to fund these businesses will likely require dilution of shareholders.

Significant safety concerns could arise for our BreathTest-1000™ product, which could have a material adverse effect on our future revenues and financial condition.

If the development of the BreathTest-1000 is successfully completed, FDA approval will need to be obtained to market the BreathTest-1000 in the United States. Health care products typically receive regulatory approval based on data obtained in controlled clinical trials of limited duration. Following regulatory approval, these products will be used over longer periods of time in many patients. Investigators may also conduct additional, and perhaps more extensive, studies. If new safety issues are reported, we may be required to amend the conditions of use. For example, we may be required to provide additional warnings on the BreathTest-1000 label or narrow its approved intended use, either of which could reduce the product’s market acceptance. If serious safety issues arise with the BreathTest-1000 product, sales of the product could be halted by us or by regulatory authorities. Safety issues affecting suppliers’ or competitors’ products also may reduce the market acceptance of our products.

We incur substantial upfront, non-reimbursable costs in preparing proposals to bid on contracts that we may not be awarded.

Preparing a proposal to bid on a contract is labor-intensive and results in the incurrence of substantial costs that are generally not retrievable. Additionally, although we may be awarded a contract, work performance does not commence for several months following completion of the bidding process. If funding problems by the party awarding the contract or other matters further delay our commencement of work, these delays may lower the value of the contract, or possibly render it unprofitable.

A failure of a key information technology system, process, or site could have a material adverse impact on our ability to conduct business.

We rely extensively on information technology systems to interact with our employees and our customers. These interactions include, but are not limited to, ordering and managing materials from suppliers, converting materials to finished products, shipping product to customers, processing transactions, summarizing and reporting results of operations, transmitting data used by our service personnel and by and among our wide-spread personnel and facilities, complying with regulatory, legal, and tax requirements, and other processes necessary to manage our business. If our systems are damaged or cease to function properly due to any number of causes, ranging from the failures of third-party service providers, to catastrophic events, to power outages, to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may suffer interruptions in our ability to manage operations which may adversely impact our results of operations and/or financial condition.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

If our shareholders sell, or the market perceives that our shareholders intend to sell for various reasons, substantial amounts of our common stock in the public market may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We are a smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, our common stock may be less attractive to investors.

We are a smaller reporting company, (i.e. a company with less than $250 million of public float) and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are required to evaluate the effectiveness of our internal control over financial reporting on an annual basis and publicly disclose any material weaknesses in our controls. Any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and significant expense to remediate, and ultimately could have an adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to assess the effectiveness of our internal control over financial reporting and to disclose if such controls were unable to provide assurance that a material error would be prevented or detected in a timely manner. We have an ongoing program to review the design of our internal controls framework in keeping with changes in business needs, implement necessary changes to our controls design, and test the system and process controls necessary to comply with these requirements. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our Company will have been detected.

If we or our independent registered public accounting firm identifies material weaknesses in our internal controls, the disclosure of that fact, even if quickly remedied, may cause investors to lose confidence in our financial statements and our stock price may decline. Remediation of a material weakness could require us to incur significant expenses and, if we fail to remedy any material weakness, our ability to report our financial results on a timely and accurate basis may be adversely affected, our access to the capital markets may be restricted, our stock price may decline, and we may be subject to sanctions or investigation by regulatory authorities, including the SEC or NASDAQ. We may also be required to restate our financial statements from prior periods. Execution of restatements create a significant strain on our internal resources and could cause delays in our filing of quarterly or annual financial results, increase our costs, and cause management distraction. Restatements may also significantly affect our stock price in an adverse manner.

We can sell additional shares of common stock without consulting shareholders and without offering shares to existing shareholders, which would result in dilution of shareholders’ interests in the Company and could depress our stock price.

Our Certificate of Incorporation authorizes 50,000,000 shares of common stock, of which 7,850,362 were outstanding as of June 30, 2020, and our Board is authorized to issue additional shares of our common stock. In addition, our Certificate of Incorporation authorizes 2,500,000 shares of “blank check preferred stock.” Shares of “blank check preferred stock” may be issued in such series and with such rights, privileges, and limitations as the Board may, in its sole discretion, determine. Our Board has designated 300,000 shares as Series A Junior Preferred Stock, none of which are outstanding. The Board has also designated Series C and Series D Preferred Stock, of which no shares and 280,898 shares are outstanding, respectively as of June 30, 2020.

Although our Board intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing shareholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our capital stock would cause immediate, and potentially substantial, dilution to our existing shareholders, which could also have a material effect on the market value of the shares. Furthermore, our Board may authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to the redemption of the shares, together with a premium, prior to the redemption of the common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than the common stock or that is convertible into our common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing shareholders.

Risks Related to this Offering and our Common Stock

You will experience immediate dilution in the net tangible book value per share of the common stock you purchase.

The public offering price of our common stock is substantially higher than our net tangible book value per share of common stock. Based on the public offering price of $[   ] per share, investors purchasing shares in this offering will, therefore, incur immediate dilution of $[   ] in net tangible book value per share. This dilution figure deducts the estimated discounts and commissions and estimated offering expenses payable from the public offering price. See "Dilution" on page 20.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds from the sale of shares for continuing operating expenses and working capital. See "Use of Proceeds" on page 21. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results, and cash flow.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

•	the effect of coronavirus on our business model and on the markets in general;
•	our ability to integrate operations, technology, products, and services;
•	our ability to execute our business plan;
•	operating results;
•	our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;
•	announcements of technological innovations or new products by us or our competitors;
•	loss of any strategic relationship;
•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	whether an active trading market in our common stock is maintained and whether we maintain compliance with Nasdaq Listing Rules.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on March 31, 2020 was approximately $2.7 million, or approximately $0.35 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of shares of our common stock in this offering at an assumed public offering price of $[____] per share of common stock, based on the last reported sale price of our common stock on the NASDAQ Capital Market on [____], 2020, after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of [___], 2020 would have been approximately $[____], or approximately $[____] per share of common stock. This represents an immediate increase in net tangible book value of approximately $[____] per share to existing stockholders and an immediate dilution of approximately $[____] per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed combined public offering price per share
Net tangible book value per share as of March 31, 2020	$0.35
Increase per share attributable to new investors in this offering

As adjusted net tangible book value per share as of March 31, 2020 after giving effect to this offering

Dilution per share to investors participating in this offering

Each $[____] increase (decrease) in the assumed public offering price of $[____] per share would increase (decrease) our as adjusted net tangible book value after this offering by $[____] million, or $[____] per share, and the dilution per share to new investors by $[____] per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares of common stock set forth above. An increase (decrease) of  [____] shares of common stock would increase (decrease) our as adjusted net tangible book value after this offering by $[____] million, or $[____] per share, and the dilution per share to new investors by $[____] per share, assuming that the combined public offering price remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

The discussion and table above assumes no exercise of the underwriter’s option to purchase up to an additional [___] shares of common stock.

If the underwriter exercises its option to purchase additional shares of common stock in full, our pro forma as adjusted net tangible book value per share after this offering would be $[____] per share. This represents an immediate increase in net tangible book value of $[____] per share to existing stockholders and immediate dilution of $[____] per share to investors purchasing our securities in this offering at a price of $[____] per common share.

The foregoing discussion and table does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 7,850,362 shares outstanding as of June 30, 2020 and excludes as of that date:

•	265,035 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.33 per share;
•	85,913 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.14 per share;
•	280,898 shares of common stock issuable upon the conversion of our Series D Preferred Stock; and
•	2,122,523 shares of our common stock to be reserved for potential future issuance pursuant to the Astrotech Corporation 2011 Stock Incentive Plan (the “Plan”).

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $[____] based on an assumed offering price of $[____], the last reported sale price of our common stock on the NASDAQ Capital Markets on [__], 2020. If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds from this offering will be approximately $[____].

An $[____] increase (decrease) in the assumed public offering price of $[____] per share of our common stock would increase (decrease) the expected net cash proceeds of the offering to us by approximately $[____]. An increase (decrease) of [____] in the assumed number of shares sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $[____], assuming a public offering price of $[____] per share.

We intend to use the net proceeds of this offering for continuing operating expenses and working capital.

We may also use a portion of the net proceeds of this offering to invest in or acquire complementary businesses, products, or technologies, or to obtain the right to use such complementary technologies. We have no commitments with respect to any acquisition or investment and we are not currently involved in any negotiations with respect to any such transactions.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product development efforts, sales and marketing activities, technological advances, amount of cash generated or used in operations, and competition. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

BUSINESS

Business Overview

Astrotech Corporation (Nasdaq: ASTC) (“Astrotech,” the “Company,” “we,” “us,” or “our”), a Delaware corporation organized in 1984, is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value.

The Company’s efforts are focused on commercializing its platform mass spectrometry technology through its wholly-owned subsidiaries:

•	Astrotech Technology, Inc. (“ATI”) owns and licenses the intellectual property related to the Astrotech Mass Spectrometer Technology™ (the “AMS Technology”).
•

1st Detect Corporation (“1st Detect”) is a manufacturer of explosives and narcotics trace detectors developed for use at airports, secured facilities, and borders worldwide. 1st Detect holds an exclusive AMS Technology license from ATI for airport security applications.

•

AgLAB, Inc. (“AgLAB”) is developing a mass spectrometer for use in the agriculture market for trace pesticide detection and process control. AgLAB holds an exclusive AMS Technology license from ATI for agriculture applications.

•

BreathTech Corporation (“BreathTech”) is developing a breath analysis tool to screen for volatile organic compound (“VOC”) metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia. BreathTech holds an exclusive AMS Technology license from ATI for breath analysis applications.

Our Business Units

Astrotech Technology, Inc.

ATI owns and licenses the AMS Technology, the platform mass spectrometry technology originally developed by 1st Detect. The intellectual property includes 37 granted patents and five additional patents in process along with extensive trade secrets. With a number of diverse market opportunities for the core technology, ATI is structured to license the intellectual property for different fields of use. ATI currently licenses the AMS Technology to three wholly-owned subsidiaries of Astrotech, including to 1st Detect for use in the security and detection market, to AgLAB for use in the agriculture market, and to BreathTech for use in the healthcare industry.

1st Detect Corporation

1st Detect, a licensee of ATI for the security and detection market, has developed the TRACER 1000™, the world’s first mass spectrometer (“MS”) based explosives trace detector (“ETD”) certified by the European Civil Aviation Conference (“ECAC”), designed to replace the ETDs used at airports, cargo facilities, secured facilities, and borders worldwide. We believe that ETD customers are unsatisfied with the currently deployed ETD technology, which is driven by ion mobility spectrometry (“IMS”). We believe that IMS-based ETDs are fraught with false positives, as they often misidentify personal care products and other common household chemicals as explosives, causing unnecessary delays, frustration, and significant wasted security resources. In addition, there are hundreds of different types of explosives, but IMS-based ETDs have a very limited threat detection library reserved only for those several explosives of largest concern. Adding additional compounds to the detection library of an IMS-based ETD fundamentally reduces the instrument’s performance, further increasing the likelihood of false alarms. In contrast, adding additional compounds does not degrade the TRACER 1000’s detection capabilities, as it has a virtually unlimited and easily expandable threat library. With terrorist threats becoming more numerous, sophisticated, and lethal, security professionals have been looking for better instrumentation, and specifically mass spectrometry, to address the evolving threats, but mass spectrometry has long been too expensive, too cumbersome, and not practical for security applications until the launch of the TRACER 1000.

In order to sell the Tracer 1000 to airport and cargo security customers in the European Union, ECAC certification is required. Certain other countries also accept ECAC certification. After receiving ECAC certification for the TRACER 1000 on February 21, 2019, we are now marketing to airports and cargo facilities outside of the U.S. that accept ECAC certification. In addition, we are pursuing Transportation Security Administration (“TSA”) certification, which is necessary to sell the TRACER 1000 to airport and cargo security customers in the United States as well as certain additional countries that do not accept ECAC certification but do accept TSA certification.

On June 26, 2019, the Company announced the official launch of the TRACER 1000, and on November 22, 2019, we announced our first commercial sale of TRACER 1000 units to a global shipping and logistics company.

In the United States, we are working with both TSA and TSA Air Cargo towards certification. On March 27, 2018, we announced that the TRACER 1000 was accepted into TSA’s Air Cargo Screening Technology Qualification Test (“ACSQT”) and, on April 4, 2018, we announced that the TRACER 1000 was beginning testing with TSA for passenger screening at airports. On November 14, 2019, we announced that the TRACER 1000 had been selected by the TSA’s Innovation Task Force (“ITF”) to conduct live screening at Miami International Airport. With similar protocols as ECAC testing, we have received valuable feedback from all programs. With the current COVID-19 crisis, testing with the TSA has been put on indefinite hold. We expect testing to resume when TSA provides us with the opportunity to continue their evaluation.

AgLAB Inc.

AgLAB Inc. is a licensee of ATI and has developed the AgLAB-1000™ series of mass spectrometers for use in the agriculture industry for both pesticide detection and precise process control. The AgLAB product line is a derivative of the Company’s core AMS Technology. The AMS Technology provides a significant competitive advantage due to its small size, rugged design, quick analysis, ease of use, and affordability. These attributes are valuable for agriculture applications in both the field and processing facilities.

BreathTech Corporation

BreathTech is developing the BreathTest-1000, a breath analysis tool to screen for VOC metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia.

Development of the BreathTest-1000 follows the Company’s positive results in pre-clinical trials for the BreathDetect-1000™, a rapid self-serve breathalyzer that detects bacterial infections in the respiratory tract, including pneumonia.  The pre-clinical trials were conducted in collaboration with UT Health San Antonio.

Trends and Uncertainties - COVID-19

In March 2020, the World Health Organization declared COVID-19 a global pandemic.

We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict, as the responses that we, other businesses, and governments are taking continue to evolve. Furthermore, capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a prolonged global economic recession. Policymakers around the globe have responded with fiscal policy actions to support the economy as a whole. The magnitude and overall effectiveness of these actions remain uncertain.

To date, we have seen delays with respect to the TSA certification process and parts of our supply chain as a result of COVID-19. In addition, operational fees throughout Europe largely come from airline ticket fees, and with a reduction in air travel caused by the pandemic, we are seeing a near-term reduction in demand for ETDs at checkpoints.

It is possible that the continued spread of COVID-19 could cause further disruption in  our supply chain; cause delay, or limit the ability of customers to perform, including in making timely payments to the Company; cause further delay in regulatory certification testing of our instruments; impact investment performance; and cause other unpredictable events. The extent to which the COVID-19 pandemic may in the future materially impact on our financial condition, liquidity, or results of operations is uncertain.

Business Strategy

1st Detect

There are more than 30,000 IMS instruments deployed in the field today, with many nearing their end of life. As the current generation of IMS technology is replaced, we are working to position the Company as the next-generation solution for the ETD market with the introduction of the world’s first ETD driven by a mass spectrometer. With mass spectrometry being the gold standard of chemical detection, an MS-ETD significantly improves detection capabilities, dramatically reduces the number of false positives, and allows for a much more expansive library of compounds of interest, yielding an instrument that we believe is far superior to the currently deployed IMS instruments, at a similar price point and a lower operating cost.

AgLAB Inc.

Initial interest for the AgLAB-1000 has come from the hemp and cannabis industry. Many derivative hemp and cannabis products are being manufactured using cannabinoids present in the plant, primarily tetrahydrocannabinol (“THC”) for cannabis and cannabidiol (“CBD”) for hemp. Extraction equipment is used to remove the cannabinoids from the raw plant matter to create an oil. The AgLAB mass-spec instruments are designed to assist in this process by maximizing the final product quality and yield.

Many states regulate pesticides for products that are inhaled. Currently, cannabis producers must send a sample of their products to a laboratory for testing to ensure that a product does not contain pesticides above the defined threshold to sell their products legally. According to industry experts, results from the laboratory can take several days. Meanwhile, processing equipment can become contaminated with pesticides from a contaminated batch and destroy subsequent batches, leading to significant wasted resources. The AgLAB-1000 is being designed to deliver real-time pesticide detection, on-site within a few seconds, eliminating the concern that subsequent batches will be destroyed by a contaminated batch. Moreover, based on numerous discussions with prospective customers and industry experts, the market is demanding organically grown products that do not use any pesticides, driving demand for testing throughout the supply chain. Current efforts are focused on the U.S. market, but international markets present attractive future growth opportunities as the number of countries with legal recreational or medicinal use continues to expand.

BreathTech Corporation

The BreathTest-1000 product that is currently under development is being designed to provide an inexpensive and non-invasive screening device for COVID-19 and associated lung diseases that can offer results on-site in a very short period of time, which we believe could be as little as approximately 60 seconds. We believe there is a strong market need for a quick, frequent or daily, lung disease test for use in high density and critical locations. Currently available tests either take too long or are invasive and painful. The market need for a quick and painless test is considered significant in the following target markets:

•
•	Hospitals
•	Nursing homes
•	Companies
•	Airlines
•	Hotels
•	Cruise lines

•	Military
•	Sporting events
•	Performing arts
•	Convention and conference centers
•	Schools

Products and Services

1st Detect

We believe 1st Detect’s TRACER 1000 significantly outperforms currently deployed competitive trace detection solutions. The TRACER 1000 was launched in the summer of 2019 and it has consistently outperformed IMS-ETDs in a number of side-by-side comparisons during field trials, specifically related to false alarm rate, probability of detection, and unit up-time. Initial interest has come from the cargo security industry, as we announced our first commercial sales to a global shipping and logistics company in November 2019.

AgLAB Inc.

Leveraging the platform AMS Technology, the AgLAB product line that is currently under development is being designed for applications in the hemp and cannabis markets to detect pesticides and to maximize processing efficiencies. We are nearing the launch of our first product, which will likely take place summer 2020.

BreathTech Corporation

The BreathTest-1000 product is being developed to provide an inexpensive and non-invasive screening device for COVID-19 and associated lung diseases. Leveraging work that was previously completed using breath samples to analyze lung diseases, we have determined that the AMS Technology platform can be used to detect VOC metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia, using a disposable collection tube and reporting results in a short period of time, which we believe could potentially be as little as approximately 60 seconds.

Customers, Sales, and Marketing

1st Detect

Marketing efforts at 1st Detect are currently focused on foreign airports and commercial companies in aviation and cargo security. The Company is focused on both direct sales and on channel sales through distributors. While we have had some degree of success with direct sales, much of the pipeline generated through distributors has seen delays due to reduced near-term demand from airports caused by the COVID-19 pandemic.

AgLAB Inc.

The Company has received a number of inquiries from potential customers in the hemp and cannabis industry regarding our technology’s ability to detect pesticides. These inquiries led to the development of our first AgLAB product, which is nearing completion. We are in discussions with various channel partners, largely companies with existing distribution channels in the hemp and cannabis market, that will help sell our products to target customers. We also plan to hire a sales team to help educate prospective customers and to expand our reach to sell directly to customers following the launch of the Ag-LAB-1000.

BreathTech Corporation

Marketing efforts are currently focused on organizations that are significantly impacted by COVID-19. The goal is to have a qualified list of prospective customers in greatest need of the Company’s solution as the Company gets closer to completing the development of and launching the BreathTest-1000.

Competition

1st Detect

Competition for the TRACER 1000 comes primarily from IMS-based ETDs. There are several vendors that compete directly with 1st Detect; however, we believe the TRACER 1000 has a number of attributes that are superior to competing products.

IMS-ETD	1st Detect’s TRACER 1000

•High false alarms

•Lower probability of detection

•Numerous unscheduled bake-outs and calibrations

•Limited library of compounds of interest

•Fixed library requiring hardware changes to update

•Causes delays at security/inspection checkpoints

•Low price chemical detector

•Near-zero false alarm rate

•Higher probability of detection

•Near 100% up-time

•Unlimited library of compounds of interest

•Instantaneous library updates

•Improves throughput at checkpoints

•Competitive with IMS

These claims have been confirmed in numerous discussions with industry experts and verified in our many field trials.

AgLAB Inc.

We believe the AG-LAB-1000 will be the only solution on the market that can quickly detect the presence of pesticides in process oils without a full laboratory analysis, which, according to industry experts, often takes many days to complete. Additionally, we do not believe there are other competitors that provide process optimization solutions to this market. We therefore believe that our competition is unsophisticated and manual production methodologies. We further believe that any customer that utilizes the AG-LAB-1000 will be able to generate higher quality products with an increased yield, improving their revenue and thus justifying their investment in the instrument.

BreathTech Corporation

The BreathTest-1000™ product that is currently under development is being designed to screen for VOC metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia. Given that breath samples are quick, inexpensive, and painless, we anticipate that the BreathTest-1000 will be in demand by hospitals, nursing homes, companies, airlines, hotels, cruise lines, military, sporting events, performing arts, convention and conference centers, schools, and likely anywhere that has high concentrations of people. This product is not expected to compete with the currently available molecular tests like RT-PCR but is intended to be only a screening device that, if positive, will suggest a more precise test. While we know that other researchers are working on a breath screening solution for COVID-19, to the best of our knowledge, they are not commercially available.

Research and Development

1st Detect

We invest considerable resources into our internal research and development functions. Much of our R&D investment is devoted to the cross-platform AMS Technology as the R&D team continually works to improve system functionality, optimize design, reduce cost, and streamline and simplify the software and user experience. Each market, however, typically requires unique sample introduction technology, library development, and customized adjustments to the user interface. While 1st Detect’s TRACER 1000 is fully commercialized, we do continue to invest in cross-platform improvements.

AgLAB Inc.

The AgLAB-1000 employs the core AMS Technology. As we near our first product launch, R&D at AgLAB is primarily devoted to sample introduction technology, library development, and customized adjustments to the user interface.

BreathTech Corporation

The BreathTest-1000 employs the core AMS Technology. BreathTech R&D activities are being devoted to sample introduction and library development, which is needed to identify the specific compounds present in the breath that are indicative of the presence of lung infections.

We have been in correspondence with the FDA regarding how the FDA will classify the BreathTest-1000 and the classification has not yet been determined. The classification will inform the required FDA premarket submission and review process that will follow. If premarket notification (510(k) submission) is required, we will submit a pre-submission request to the FDA. The pre-submission is a formal mechanism for requesting feedback from FDA prior to submitting a medical device application. The timeframe for receiving feedback from a pre-submission request is approximately 70 calendar days, but may be shorter or longer.

Simultaneously, we are exploring how to accelerate our time to market for the BreathTest-1000 by utilizing the Emergency Use Authorization (“EUA”) that was initially announced on March 24, 2020 related to COVID-19. EUAs allow the FDA to authorize the use of unapproved and uncleared in vitro (IVD) diagnostic tests that have not gone through FDA’s review process in anticipation of a potential emergency or during an actual emergency involving a chemical, biological, radiological, or nuclear agent (“CBRN”), or an emerging infectious disease. Several other COVID-19 diagnostic tests have been authorized through the EUA process, and such authorization remains in effect until the Secretary of the Department of Health and Human Services (HHS) declares the public health emergency is terminated. We are hopeful that we will be able to obtain authorization under the EUA to get our products to market as quickly as possible, once their development has been completed. The timeframe for authorization of an EUA is highly variable and depends on, among other things, the complexity of the product, completeness of the submission, and technical requirements of the FDA. Authorization may take as little as one month or as long as a few months.

Certain Regulatory Matters

We are subject to United States federal, state, and local laws and regulations designed to protect the environment and to regulate the discharge of materials into the environment. We are also beholden to certain regulations designed to protect our domestic technology from unintended foreign exploitation and regulate certain business practices. We believe that our policies, practices, and procedures are properly designed to prevent unreasonable risk of environmental damage and consequential financial liability. Our operations are also subject to various regulations under federal laws regarding the international transfer of technology, as well as to various federal and state laws related to business operations. In addition, we are subject to federal contracting procedures, audit, and oversight. Compliance with environmental laws and regulations and technology export requirements has not had and, we believe, will not have in the future, material effects on our capital expenditures, earnings, or competitive position.

Federal regulations that impact our operations include the following:

Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act establishes rules for U.S. companies doing business internationally. Compliance with these rules is achieved through established and enforced corporate policies, documented internal procedures, and financial controls.

Iran Nonproliferation Act of 2000. This act authorizes the President of the United States to take punitive action against individuals or organizations known to be providing material aid to weapons of mass destruction programs in Iran.

Federal Acquisition Regulations. Goods and services provided by us to U.S. Government agencies are subject to Federal Acquisition Regulations (“FAR”). These regulations provide rules and procedures for invoicing, documenting, and conducting business under contract with such entities. The FAR also subjects us to audit by federal auditors to confirm such compliance.

Truth in Negotiations Act. The Truth in Negotiations Act was enacted for the purpose of providing full and fair disclosure by contractors in the conduct of negotiations with the U.S. Government. The most significant provision included in the Truth in Negotiations Act is the requirement that contractors submit certified cost and pricing data for negotiated procurements above a defined threshold.

Export Administration Act. This act provides authority to regulate exports, to improve the efficiency of export regulation, and to minimize interference with the ability to engage in commerce.

Export Administration Regulations. The Export Administration Regulations (“EAR”) govern whether a person or company may export goods from the U.S., re-export goods from a foreign country, or transfer goods from one person or company to another in a foreign country.

Medical Device Regulation

FDA Premarket Clearance and Approval Requirements.  Unless an exemption applies, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification or PMA approval. Under the FDCA, medical devices are classified into one of three classes-Class I, Class II, or Class III-depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices may require premarket notification to FDA.

Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) process.

Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a premarket application (“PMA”).

The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials. Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption ("IDE") regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials.

In addition, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board ("IRB") for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation. After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•	establishment registration and device listing with the FDA;
•

QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the design and manufacturing process;

•

labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced, provide adequate directions for use, and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

•

clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

•

medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•

correction, removal, and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•

complying with the new federal law and regulations requiring Unique Device Identifiers (UDI) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (GUDID);

•	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and
•

post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

•	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;
•

the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation; and

•

the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute.

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes, or those of any contract manufacturer that we engage, are required to comply with the applicable portions of the QSR, which cover the methods and the facilities, controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees, and civil penalties;
•	recalls, withdrawals, or administrative detention or seizure of our products;
•

operating restrictions or partial suspension or total shutdown of production (due to violations of the QSR or other applicable regulations) refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;
•	refusal to grant export or import approvals for our products; or
•	criminal prosecution.

Regulation of Medical Devices in the EEA. There is currently no premarket government review of medical devices in the European Economic Area (“EEA”) (which is comprised of the 28 Member States of the European Union ("E.U.") plus Norway, Liechtenstein, and Iceland). However, all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in Annex I of Directive 93/42/EEC concerning medical devices ("the Medical Devices Directive"). The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product, and post-market experience in respect of similar products already marketed. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a Notified Body. Notified bodies are often separate entities and are authorized or licensed to perform such assessments by government authorities. The notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.

In order to demonstrate safety and efficacy for their medical devices, manufacturers must conduct clinical investigations in accordance with the requirements of Annex X to the Medical Devices Directive ("MDD"), Annex 7 of the Active Implantable Medical Devices Directive ("AIMDD"), and applicable European and International Organization for Standardization standards, as implemented or adopted in the EEA member states. Clinical trials for medical devices usually require the approval of an ethics review board and approval by or notification to the national regulatory authorities. Both regulators and ethics committees also require the submission of serious adverse event reports during a study and may request a copy of the final study report.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the E.U. Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA member State laws implementing them, in all EEA member States and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The Medical Devices Regulation will only become applicable in May 2020, however CE certificates issued under the AIMDD or MDD framework that are in effect at that time will remain valid for the duration of that certificate provided significant changes are not made to the devices. Once applicable, the new regulations will among other things:

•	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;
•	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance, and safety of devices placed on the market;
•	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;
•	set up a central database to provide patients, healthcare professionals, and the public with comprehensive information on products available in the E.U.;
•	strengthened rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

We are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of:

•	design, development, and manufacturing;
•	product standards;
•	product safety;
•	product safety reporting;
•	marketing, sales, and distribution;
•	packaging and storage requirements;
•	labeling requirements;
•	content and language of instructions for use;
•	clinical trials;
•	record keeping procedures;
•	advertising and promotion;
•	recalls and field corrective actions;
•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;
•	import and export restrictions;
•	tariff regulations, duties, and tax requirements;
•	registration for reimbursement; and
•	necessity of testing performed in country by distributors for licensees.

The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

Federal, State, and Foreign Fraud and Abuse and Physician Payment Transparency Laws. In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws may restrict our business practices if our products will be reimbursable under federal healthcare programs. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs.

Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $100,000 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Liability under the federal Anti-Kickback Statute may also arise because of the intentions or actions of the parties with whom we do business.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act.

In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for federal civil False Claim Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from the federally funded healthcare program The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from $11,181 to $22,363 for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid, and other federal healthcare programs.

The Civil Monetary Penalty Act of 1981 imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to E.U. directives concerning misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Data Privacy and Security Laws. In the future, we may also be subject to various federal, state, and foreign laws that protect personal information including certain patient health information, such as the E.U. General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”), and restrict the use and disclosure of patient health information, such as HIPAA, as amended by HITECH, in the U.S.

HIPAA established uniform standards governing the conduct of certain electronic healthcare transactions and requires certain entities, called covered entities, to comply with standards that include the privacy and security of protected health information (“PHI”). HIPAA also requires business associates, such as independent contractors or agents of covered entities that have access to PHI in connection with providing a service to or on behalf of a covered entity, of covered entities to enter into business associate agreements with the covered entity and to safeguard the covered entity’s PHI against improper use and disclosure.

The HIPAA privacy regulations cover the use and disclosure of PHI by covered entities as well as business associates, which are defined to include subcontractors that create, receive, maintain, or transmit PHI on behalf of a business associate. They also set forth certain rights that an individual has with respect to his or her PHI maintained by a covered entity, including the right to access or amend certain records containing PHI, or to request restrictions on the use or disclosure of PHI. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of PHI that is electronically transmitted or electronically stored. HITECH, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose PHI is breached according to the specifications set forth in the breach notification rule. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI or insofar as such state laws apply to personal information that is broader in scope than PHI as defined under HIPAA.

HIPAA requires the notification of patients, and other compliance actions, in the event of a breach of unsecured PHI. If notification to patients of a breach is required, such notification must be provided without unreasonable delay and in no event later than 60 calendar days after discovery of the breach. In addition, if the PHI of 500 or more individuals is improperly used or disclosed, we would be required to report the improper use or disclosure to the U.S. Department of Health and Human Services ("HHS") which would post the violation on its website, and to the media. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $58,490 per violation, not to exceed $1.75 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment.

HIPAA authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit against us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities, and their business associates for compliance with the HIPAA privacy and security standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.

In addition, California enacted the CCPA, effective January 1, 2020, which, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact our processing of personal information depending on the context.

In the EEA we may become subject to laws which restrict our collection, control, processing, and other use of personal data (i.e. data relating to an identifiable living individual) including the GDPR (and any national laws implementing the GDPR). As part of our operations, we process personal data belonging to data subjects in the EEA, including employees, contractors, suppliers, distributors, service providers, customers, patients, or clinical trial participants. For patients or clinical trial participants, we process special categories of personal data like health and medical information. We need to ensure compliance with the GDPR (and any applicable national laws implementing the GDPR) in each applicable EEA jurisdiction.

Healthcare Reform. The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

Regulatory Compliance and Risk Management

We maintain compliance with regulatory requirements and manage our risks through a program of compliance, awareness, and insurance, which includes maintaining certain insurances and a continued emphasis on safety to mitigate any risks.

Employees

As of June 30, 2020, we employed 27 employees, none of which were covered by any collective bargaining agreements.

EXECUTIVE COMPENSATION

The following table and footnotes provide information on compensation for the services of our Named Executive Officers (“NEOs”) for fiscal year 2020 and, where required, fiscal year 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas B. Pickens III;	2020	429,707	—	39,703	50,634	15,294	535,338
Chief Executive Officer	2019	421,049	—	21,262	58,958	33,618	534,887

Eric N. Stober;	2020	300,500	—	11,344	27,096	977	339,917
Chief Financial Officer	2019	294,716	—	6,075	31,550	14,891	347,232

Rajesh Mellacheruvu;	2020	278,009	—	39,703	34,779	2,395	354,887
Chief Operating Officer	2019	272,663	—	21,262	40,497	8,058	342,480

1.

The amounts in this column include restricted stock granted to the NEOs. On December 17, 2018, Mr. Pickens was granted 35,000 shares of restricted stock, Mr. Stober was granted 10,000 shares of restricted stock, and Mr. Mellacheruvu was granted 35,000 shares of restricted stock. These grants vest over a three-year period and represented in this column is the amount that vested during that fiscal year.

2.

The amounts in this column include stock options awards for the NEOs. On May 9, 2017, Mr. Pickens was awarded 40,000 options, Mr. Stober was awarded 20,000 options, and Mr. Mellacheruvu was awarded 25,671 options. These options vest over a three-year period and represented in this column is the amount that vested during that fiscal year.

3.

The amounts in this column include the following: supplemental disability insurance premiums, cellular telephone service allowances, matching contributions under our 401(k) savings plan, and payments associated with a car allowance for Mr. Pickens.

Employment Agreements

The Company entered into an employment agreement with Mr. Pickens on October 6, 2008, which sets forth, among other things, Mr. Pickens’ minimum base salary, bonus opportunities, provisions with respect to certain payments, and other benefits upon termination of employment under certain circumstances such as without “Cause,” “Good Reason,” or in event of a “Change in Control” of the Company. Please see Potential Payments Upon Termination or Change in Control for a description of such provisions. Pursuant to the employment agreement between the Company and Mr. Pickens, his required minimum annual base salary is $360,000. He is eligible for short-term cash incentives, as are all employees of the Company. None of the other NEOs are party to an employment agreement.

Cash Bonus Awards

During fiscal years 2020 and 2019, no cash bonus awards were given to the NEOs.

Long-Term Equity Compensation Awards

The Compensation Committee has the authority to grant equity compensation awards under our 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”).

Summary of the 2011 Stock Incentive Plan

The 2011 Stock Incentive Plan permits the discretionary award of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and incentive awards.

Any employee or consultant of the Company (or its subsidiaries) or a director of the Company who, in the opinion of the Compensation Committee, is in a position to contribute to the growth, development, or financial success of the Company, is eligible to participate in the 2011 Stock Incentive Plan. In any calendar year, no covered employee described in Section 162(m) of the Internal Revenue Code may be granted (in the case of stock options and stock appreciation rights), or have vest (in the case of restricted stock or other stock-based awards), awards relating to more than 160,000 shares of Common Stock, and the maximum aggregate cash payout with respect to incentive awards paid in cash to such covered employees may not exceed $5,000,000.

The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2011 Stock Incentive Plan is 3,012,197 shares of common stock. Any shares subject to an award under the 2011 Stock Incentive Plan that are forfeited or terminated, expire unexercised, lapse or are otherwise canceled in a manner such that the shares of common stock covered by such award are not issued may again be used for awards under the 2011 Stock Incentive Plan. A maximum of 3,012,197 shares of common stock may be issued upon exercise of incentive stock options. The maximum number of shares deliverable pursuant to awards granted under the 2011 Stock Incentive Plan is subject to adjustment by the Compensation Committee in the event of certain dilutive changes in the number of outstanding shares. Under the 2011 Stock Incentive Plan, the Company may issue authorized but unissued shares, treasury shares, or shares purchased by the Company on the open market or otherwise. In addition, the number of shares of common stock available for future awards is reduced by the net number of shares issued pursuant to an award.

On June 29, 2020, the Board of Directors approved an amendment to the 2011 Stock Incentive Plan to increase the aggregate number of shares of our common stock available under the 2011 Stock Incentive Plan by an additional 1,500,000 shares of common stock. This increased the number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2011 Stock Incentive Plan from 1,512,197 to 3,012,197 shares. Our stockholders approved the amendment at the 2019 annual shareholders’ meeting.

Outstanding Equity Awards at the End of Fiscal Year 2020

The following table shows certain information about equity awards as of June 30, 2020:

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised & Unearned Options (#)(3)	Option Exercise Price ($)	Expiration Date	Number of Shares Not Yet Vested (#)	Market Value of Shares Not Yet Vested at Grant Date ($)
Thomas B. Pickens III	22,500	—	3.55	09/13/21	—	—
	20,000	—	6.00	08/21/22	—	—
	40,000	—	5.85	05/09/27	—	—
	—	—	—	—	23,333	79,332
Eric N. Stober	2,800	—	3.55	09/13/21	—	—
	2,000	—	6.00	08/21/22	—	—
	20,000	—	5.30	05/09/27	—	—
	—	—	—	—	6,667	22,668
Rajesh Mellacheruvu	8,000	—	2.83	04/07/25	—	—
	34,000	—	7.50	02/17/26	—	—
	25,671	—	5.30	05/09/27	—	—
	—	—	—	—	23,333	79,332
1.	All exercisable options will expire 90 days after the date of employee’s termination.
2.

Options granted on September 13, 2011 and August 21, 2012 vested upon the Company’s common stock achieving a closing price of $1.50 on October 21, 2013. These options expire 10 years from the grant date.

3.	Options granted vest in equal annual installments over a three-year period subject to the NEO’s continuous employment with the Company.

The following table provides information with respect to the vesting of each NEO’s outstanding exercisable options:

Schedule of Vested Astrotech Stock Option Grants	Amount Vested (#)
Thomas B. Pickens III	82,500
Eric N. Stober	24,800
Rajesh Mellacheruvu	67,671

401(k) Savings Plan

We maintain a tax-qualified retirement plan that provides eligible employees, including NEOs, with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions, if any, are deductible by the Company when made. The 401(k) plan does not promise any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results. Accordingly, when determining annual compensation for executive officers, the Company does not consider the individuals’ retirement plan balances and payout projections.

Potential Payments Upon Termination or Change in Control

As noted above, the Company has entered into an employment agreement with Mr. Pickens that provides for payments and other benefits in connection with termination of his employment for a qualifying event or circumstance and for enhanced payments in connection with such termination after a Change in Control (as defined below). A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment agreement provides for payments of certain benefits upon the termination of the employment of the NEO. The NEO’s rights upon termination of his employment depends upon the circumstances of the termination. For purposes of the employment agreement, Mr. Pickens’ employment may be terminated at any time by the Company upon any of the following:

•	Death of the NEO;
•	In the event of physical or mental disability where the NEO is unable to perform his duties;
•

For Cause or Material Breach where Cause is defined as conviction of certain crimes and/or felonies, and Material Breach is defined to include certain specified failures of the NEO to perform duties or uphold fiduciary responsibilities; or

•	Otherwise at the discretion of the Company and subject to the termination obligations set forth in the employment agreement.

The NEO may terminate his employment at any time upon any of the following:

•	Death of the NEO;
•	In the event of physical or mental disability where the NEO is unable to perform his duties;
•	The Company’s material reduction in the NEO’s authority, perquisites, position, title or responsibilities or other actions that would give the NEO the right to resign for “Good Reason;” or
•	Otherwise at the discretion of the NEO and subject to the termination obligations set forth in the employment agreement.

Termination after a Change in Control

A termination after a Change in Control is similar to the severance provisions described above, except that Mr. Pickens becomes entitled to benefits under these provisions only if his employment is terminated within twelve months following a Change in Control. A Change in Control for this purpose is defined to mean (i) the acquisition by any person or entity of the beneficial ownership of securities representing 50% or more of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company; (ii) the date on which the majority of the members of the Board of Directors of the Company consists of persons other than directors nominated by a majority of the directors on the Board of Directors at the time of their election; and (iii) the consummation of certain types of transactions, including mergers and the sale or other disposition of all, or substantially all, of the Company’s assets.

As with the severance provisions described above, the rights to which the NEO is entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and other reasons for termination are the same in this termination scenario as in a termination other than after a Change in Control.

DIRECTOR COMPENSATION

Overview

Astrotech’s director compensation program consists of cash-based as well as equity-based compensation. The Board of Directors recognizes that cash compensation is an integral part of the compensation program and has instituted a fixed and variable fee structure to provide compensation relative to the required time commitment of each director. The equity component of Astrotech’s director compensation program is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our shareholders.

Cash-Based Compensation

The Company’s directors, other than the Chairman of each the Audit, Compensation, and Corporate Governance and Nominating Committees, earn an annual stipend of $40,000. The Chairman of the Audit Committee earns an annual stipend of $55,000, the Chairman of the Compensation Committee earns an annual stipend of $47,500, and the Chairman of the Corporate Governance and Nominating Committee earns an annual stipend of $45,000, recognizing the additional duties and responsibilities of each of those roles. These stipends are normally paid on a biannual basis. During fiscal year 2020, the Board of Directors agreed to defer their annual stipend for the entire fiscal year along with meeting fees beginning in the fourth quarter of the fiscal year.

In addition, each non-employee director earns a meeting fee of $4,000 for each meeting of the Board of Directors attended by such director in person and $1,500 by conference call.

The Chairman of the Audit Committee earns $1,250 for attendance at Audit Committee meetings in person or by conference call; all other members of the Audit Committee earn $1,000 for attendance at meetings in person or by conference call. The Chairman of the Compensation Committee earns $1,000 for attendance at Compensation Committee meetings in person or by conference call; all other members of the Compensation Committee earn $750 for attendance at meetings in person or by conference call. The Chairman of the Corporate Governance and Nominating Committee earns $1,000 for attendance at Corporate Governance and Nominating Committee meetings in person or by conference call; all other members of the Corporate Governance and Nominating Committee earn $750 for attendance at meetings in person or by conference call. All directors are reimbursed ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with the Business Expense Reimbursement policy applicable to all employees of the Company.

Equity-Based Compensation

Under provisions adopted by the Board of Directors, each non-employee director receives 5,000 shares of restricted Common Stock issued upon his first election to the Board of Directors, subject to board discretion. Other stock awards are given to the directors at the discretion of the Compensation Committee. Restricted stock and stock options granted typically terminate in 10 years. Already vested shares do not expire upon termination of the director’s term on the Board of Directors.

Pension and Benefits

The non-employee directors are not eligible to participate in the Company’s benefits plans, including the 401(k) plan.

Indemnification Agreements

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company to indemnify the directors and executive officers to the fullest extent permitted by Delaware state law. The Company’s Certificate of Incorporation also requires the Company to indemnify both the directors and executive officers of the Company to the fullest extent permitted by Delaware state law.

Fiscal Year 2020 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Total ($)
Mark Adams	1,500	12,446	13,946
Daniel T. Russler, Jr.	6,000	12,446	18,446
Ronald W. Cantwell	6,750	25,346	32,096
Tom Wilkinson	6,000	17,016	23,016
Total	20,250	67,253	87,503

1.	During fiscal year 2020, the Board of Directors agreed to defer their annual stipends along with meeting fees beginning in the fourth quarter.

The table below provides the number of outstanding stock options and unvested restricted stock held by each non-employee director as of June 30, 2020.

Name	Aggregate Number of Options Outstanding (#)	Aggregate Number of Unvested Restricted Stock Shares Outstanding (#)
Mark Adams	17,000	3,333
Daniel T. Russler, Jr.	17,000	3,333
Ronald W. Cantwell	8,000	6,667
Tom Wilkinson	—	10,000
Total	42,000	23,333

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

For fiscal year 2019, there were no transactions or series of similar transactions to which we were a party, and there is currently no proposed transactions or series of similar transactions to which we will be a party, in which the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

Director Independence

The Board of Directors has determined each of the following directors and director nominees to be an “independent director” as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules:

Mark Adams

Daniel T. Russler, Jr.

Ronald W. Cantwell

Tom Wilkinson

The Board of Directors has also determined that each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee during the past fiscal year and the proposed nominees for the upcoming fiscal year meets the independence requirements applicable to those Committees prescribed by NASDAQ and SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of June 30, 2020 certain information regarding the beneficial ownership of outstanding Common Stock held by (i) each person known by the Company to be a beneficial owner of more than 5% of any outstanding class of the Company’s capital stock, (ii) each of the Company’s directors and director nominees, (iii) the Company’s Chief Executive Officer and two most highly compensated executive officers at the end of the Company’s last completed fiscal year, and (iv) all directors and executive officers of the Company as a group. Unless otherwise described below, each of the persons listed in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned by each party.

Name and Address of Beneficial Owners	Shares of Common Stock (#)	Unvested Restricted Stock Grants (#)	Shares Subject to Options Exercisable Within 60 Days of May 19, 2020	Preferred Shares with an Option to Convert on a 1:1 Basis	Total Number of Shares Beneficially Owned	Percentage of Class (1)
Certain Beneficial Owners
Huckleberry Investments LLP (2)	488,050	—	—	—	488,050	6.2%
Winn Interests, Ltd. (4)	662,723	—	—	—	662,723	8.3%
Non-Employee Directors: (3)
Mark Adams	109,670	3,333	17,000	—	130,003	1.6%
Daniel T. Russler	17,467	3,333	17,000	—	37,800	*
Ronald W. Cantwell	13,332	6,667	8,000	—	27,999	*
Tom Wilkinson	10,952	10,000	—	—	20,952	*
Named Executive Officers: (3)
Thomas B. Pickens III	1,575,018	23,333	82,500	280,898	1,961,749	23.9%
Eric Stober	96,628	6,667	24,800	—	128,095	1.6%
Rajesh Mellacheruvu	49,866	23,333	67,671	—	140,870	1.8%
All Directors and Executive Officers as a Group (7 persons)	1,872,933	76,666	216,971	280,898	2,447,468	29.3%

*Indicates beneficial ownership of less than 1% of the outstanding shares of common stock.

1.

Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of June 30, 2020, we had 7,850,362 shares of common stock outstanding.

2.

Information based on Form 13G/A filed with the SEC by Huckleberry Investments LLP on February 10, 2020. Huckleberry Investments LLP, is a fund manager based in the United Kingdom with its principal business conducted at 28 Devereux Lane, London, SW13 8DA, UK.

3.	The applicable address for all non-employee directors and named executive officers is c/o Astrotech Corporation, 201 W. 5th Street, Suite 1275, Austin, Texas 78701.

Information based on shares owned as of our fiscal year 2019 proxy record date of May 8, 2020 and includes an additional 280,898 shares due to the conversion of Series C preferred shares on May 12, 2020.

DESCRIPTION OF OUR COMMON AND PREFERRED STOCK

As of the date of this prospectus, our authorized capital stock consisted of 50,000,000 shares of common stock, $0.001 par value per share, and 2,500,000 shares of preferred stock, $0.001 par value per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of June 30, 2020, there were 7,850,362 shares of our common stock outstanding and 280,898 shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our Company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Company has available to be issued Series A Junior, Series B, Series C convertible, and Series D convertible preferred stock. Both Series C and Series D Preferred Shares are convertible to common stock on a one-to-one basis. The Preferred C and Preferred D are not callable by the Company. The holders of the preferred stock are entitled to receive, and the Company shall pay, dividends on shares equal to and in the same form as dividends actually paid on shares of the common stock when, and if, such dividends are paid on shares of common stock. No other dividends are paid on the preferred shares.  Preferred shares have no voting rights. Upon liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the preferred shares have preference over common stock.

Securities Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ASTC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

UNDERWRITING

We have entered into an underwriting agreement, dated [   ], 2020, with , acting as the representative of the underwriter named below, with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter have severally agreed to purchase, the number of shares of common stock provided below.

Underwriter	Number of shares of Common Stock
Total

The underwriter has agreed to purchase all the securities offered by us, if it purchases any such securities, and the underwriter’s obligations are several, which means that the underwriters are required to purchase a specific number of shares of Common Stock but are not responsible for the commitment of any other underwriter to purchase any securities. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

Discount, Commissions and Expenses

The underwriter has advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share of common stock. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of $ per share to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriter has informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriter by us in connection with this offering.

	Per Share	Total (1)
Public offering price
Underwriting discount
Proceeds to us, before expenses

We have agreed to reimburse the underwriter for certain accountable legal expenses not to exceed [___], as well as certain non-accountable expenses not to exceed [___]. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriter’s out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately [___].

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers and directors, and certain stockholders have agreed, subject to limited exceptions, for a period of [   ] days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative. The representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

●

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter and any selling group members may engage in passive market making transactions in our common stock on the NASDAQ Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriter and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our common stock offered hereby. Certain legal matters in connection with this offer will be passed upon for the underwriters by [       ].

EXPERTS

Armanino LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2019, as set forth in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated September 30, 2019, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Armanino LLP’s report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.spherix.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•

Current Reports on Form 8-K, filed with the SEC on November 13, 2019, February 13, 2020, February 18, 2020, February 24, 2020, March 26, 2020, March 30, 2020, April 20, 2020, May 13, 2020, May 22, 2020 and June 29, 2020;

•	Definitive Proxy Statement on Schedule 14A, filed on May 12, 2020;
•	Annual Report on Form 10-K for the year ended June 30, 2019;
•	Quarterly Reports on Form 10-Q, for the quarters ended September 30, 2019, December 31, 2019, and March 31, 2020, respectively;
•

the description of our common stock and our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A12B/A filed with the Commission on August 6, 2018, and any amendments or reports filed updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Astrotech Corporation

201 W. 5th Street, Suite 1275

Austin, Texas 78701

Phone: (512) 485-9530

You also may access these filings on our website at http://www.astrotechcorp.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

ASTROTECH CORPORATION

[            ] Shares of Common Stock

PROSPECTUS

Sale Book-Running Manager

[Underwriter]

[__], 2020

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares in this offering) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee and FINRA fee, are estimates.

SEC expenses	$2,596
FINRA expenses	4,000
Legal fees and expenses	*
Accounting fees and expenses	*
NASDAQ listing and filing fees	*
Miscellaneous expenses	*
Total offering expenses (other than underwriting commissions)	*

* To be filed by amendment

Item 14.    Indemnification of Directors and Officers

Section 102 of Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation as amended and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL.

Item 15.    Recent Sales of Unregistered Securities

On March 25, 2020, the Company entered into a securities purchase agreement with certain purchasers named therein, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Offering No.

1”), 354,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an offering price of $5.00 per share. Registered Offering No. 1 resulted in gross proceeds of approximately $1.77 million before deducting the placement agent’s fees and related offering expenses. The shares from Registered Offering No. 1 were offered by the Company pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-226060), which was initially filed with the SEC on July 3, 2018, and was declared effective on August 20, 2018. Registered Offering No. 1 closed on March 26, 2020, subject to the satisfaction of customary closing conditions. In connection with Registered Offering No. 1, the Company also issued to the placement agent, or its designees, warrants (the “Warrants No. 1”) to purchase up to 24,780 shares of Common Stock, which represents 7.0% of the shares sold in Registered Offering No. 1. The Warrants No. 1 have an exercise price of $6.25 per share, which represents 125% of the per share offering price of the shares and a termination date of March 25, 2025.

On March 27, 2020, the Company entered into a second securities purchase agreement with certain purchasers named therein, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Offering No. 2”), 873,335 shares of the Company’s Common Stock, at an offering price of $3.75 per share. Registered Offering No. 2 resulted in gross proceeds of approximately $3.275 million before deducting the placement agent’s fees and related offering expenses. The shares from Registered Offering No. 2 were offered by the Company pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-226060), which was initially filed with the SEC on July 3, 2018, and was declared effective on August 20, 2018. Registered Offering No. 2 closed on March 30, 2020, subject to the satisfaction of customary closing conditions. In connection with Registered Offering No. 2, the Company also issued to the placement agent, or its designees, warrants (the “Warrants No. 2” and collective with the Warrants No.1, the “Placement Agent Warrants”) to purchase up to 61,133 shares of Common Stock, which represents 7.0% of the Shares sold in Registered Offering No. 2. The Warrants No. 2 have an exercise price of $4.6875 per share, which represents 125% of the per share offering price of the shares and a termination date of March 27, 2025.

The Placement Agent Warrants and the shares of Common Stock underlying the Placement Agent Warrants have not been registered under the Securities Act and were issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof.

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1

Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 28, 2017).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 28, 2017).

3.3

Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 28, 2017).

3.4

Certificate of Designations of Series C Convertible Preferred Stock, as filed with the Delaware Secretary of State on April 17, 2019. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on April 23, 2019).

3.5

Certificate of Designations of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, as filed with the Delaware Secretary of State on April 17, 2019. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on April 23, 2019).

4.1	Form of Placement Agent's Warrant, issued on March 27, 2020 (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 26, 2020).

4.2	Form of Placement Agent's Warrant, issued on March 30, 2020 (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 30, 2020).

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton, LLP

10.1

Securities Purchase Agreement dated October 9, 2018, by and between Astrotech Corporation and the Investors signatory thereto (incorporated by reference to Exhibit 10.1of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on October 12, 2018).

10.2

Security Agreement, dated September 5, 2019, by and among the Company, certain of the Company’s subsidiaries and Thomas B. Pickens III (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on September 11, 2019).

10.3

Subsidiary Guarantee, dated September 5, 2019, made by certain of the Company’s subsidiaries in favor of Thomas B. Pickens III (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on September 11, 2019).

10.4

Security Agreement, dated February 13, 2020, by and among the Company, certain of the Company’s subsidiaries and Thomas B. Pickens III (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 18, 2020).

10.5

Subsidiary Guarantee, dated February 13, 2020, made by certain of the Company’s subsidiaries in favor of Thomas B. Pickens III (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 18, 2020).

10.6	Form of Securities Purchase Agreement, dated March 25, 2020 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 26, 2020.

10.7

Form of Securities Purchase Agreement, dated March 27, 2020 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 30, 2020).

23.1	Consent of Armanino LLP

23.2*	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5.1)

* To be filed by amendment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
i.	Include any prospectus required by Section 10(a)(3) of the Securities Act.
ii.

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on the 6th day of July, 2020.

ASTROTECH CORPORATION

By:	/s/ Thomas B. Pickens, III
Thomas B. Pickens, III
Chief Executive Officer

Each of the undersigned officers and directors of Astrotech Corporation hereby constitutes and appoints Thomas B. Pickens, III the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement of Astrotech on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held and on the dates indicated.

Signature	Title	Date

/s/ Thomas B. Pickens, III	Chief Executive Officer and Chairman	July 6, 2020
Thomas B. Pickens, III	(Principal Executive Officer)

/s/ Eric N. Stober	Chief Financial Officer, Treasurer &	July 6, 2020
Eric N. Stober	Secretary (Principal Financial and Accounting Officer)

/s/ Mark Adams	Director	July 6, 2020
Mark Adams

/s/ Daniel T. Russler, Jr.	Director	July 6, 2020
Daniel T. Russler, Jr.

/s/ Ronald W. Cantwell	Director	July 6, 2020
Ronald W. Cantwell

/s/ Tom Wilkinson	Director	July 6, 2020
Tom Wilkinson

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